Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT NAMES ANTHONY SANFILIPPO
PRESIDENT, CHIEF EXECUTIVE OFFICER
Veteran Gaming Executive Served as Head of Harrah’s Central, Western Divisions;
Richard J. Goeglein Appointed Chairman
LAS VEGAS, March 15, 2010 — Pinnacle Entertainment (NYSE: PNK) today announced that Anthony M. Sanfilippo, 51, has been named president and chief executive officer of the casino entertainment company, effective immediately subject to regulatory approval. He succeeds John V. Giovenco, who has served as Pinnacle’s interim chief executive officer since November 2009 and will continue to serve on Pinnacle’s board. Richard J. Goeglein, who was named Pinnacle’s interim nonexecutive chairman in November 2009, has been appointed to the position of nonexecutive chairman.
Mr. Sanfilippo, who has also been appointed to Pinnacle’s board of directors, brings more than 25 years of industry experience, including managing and developing gaming operations in diverse jurisdictions including Louisiana, Missouri, Indiana and Nevada. Since June 2008, he has served as president, chief executive and a board member of Multimedia Games Inc. (NASDAQ: MGAM), a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, commercial casinos, and charity and international bingo markets.
Mr. Sanfilippo was instrumental in repositioning Multimedia Games’ operating focus and financial discipline. This focus included new initiatives that resulted in the creation of a more effective process for the development of new games, which has driven the creation of products that are receiving increased interest from casino operators; significantly higher levels of cash generation; the rationalization of selling, general and administrative expenses; and a strengthened balance sheet with higher cash balances and reduced outstanding borrowings.
Prior to joining Multimedia Games, Mr. Sanfilippo served in executive roles at Harrah’s Entertainment, Inc., the world’s largest casino company. During his tenure at Harrah’s, he served as president of Harrah’s central and western divisions, overseeing the operations of more than two dozen casinos and gaming resorts. Mr. Sanfilippo was also a member of the senior management team that led the successful integration of gaming assets acquired by Harrah’s, including Jack Binion’s Horseshoe Casinos, the Grand Casino & Hotel brand, Players International and Louisiana Downs racetrack.
In addition, Mr. Sanfilippo was president and chief operating officer for Harrah’s New Orleans and a board member of Jazz Casino Corp. prior to Harrah’s acquiring full ownership. He has directed tribal gaming operations in Arizona, California and Kansas and has held gaming licenses in most states that offer legalized gambling.

Exhibit 99.1
Mr. Sanfilippo is purchasing 125,000 shares of Pinnacle common stock from the company at $8.64 per share, which was the closing price on March 12, 2010. A majority of his compensation is linked to Pinnacle’s future performance.
“Consumers today have an ever-increasing variety of options to fulfill their demand for entertainment,” Mr. Sanfilippo said. “Our priority will be to fully leverage the portfolio of quality regional gaming properties that Pinnacle possesses with a commitment to offering a world-class guest experience in order to capture increasing share of this demand. Providing an environment that is the destination of choice for our customers and our team members alike will serve as the cornerstone for building our foundation for near-term and long-term growth. I look forward to working with the entire Pinnacle team as we work toward creating the very best casino entertainment company in the world.”
Mr. Goeglein said, “Anthony has proven management skills, extensive industry experience and in-depth knowledge of many of Pinnacle’s markets. In addition, Anthony has experience managing a growing base of gaming facilities and will lead Pinnacle’s continued focus on operations, creating a great guest experience, and building shareholder value. We look forward to the benefit of his leadership and relationships.
“We greatly appreciate John Giovenco’s thoughtful guidance as Pinnacle’s interim chief executive officer,” Mr. Goeglein continued. “Pinnacle benefited from his perspective and experience during this transition, and has presented Anthony and the management team with a strong foundation for Pinnacle’s operations. We look forward to John’s future contributions to Pinnacle’s success as a member of our board.”
Mr. Goeglein joined Pinnacle’s board in 2003 and previously served as a director from 1997 to 1998. He held a succession of executive positions with Holiday Corporation, the global hotel and casino company that operated the Holiday Inn, Harrah’s Hotels and Casinos, Hampton Inns and Embassy Suites businesses. In addition to serving as president of Holiday Corporation from 1984 to 1987 and executive vice president and a director from 1978 to 1984, Mr. Goeglein was president and chief executive officer of Harrah’s Hotels and Casinos from 1980 to 1984. In addition, Mr. Goeglein served as president from 1997 and chief executive officer from 2000 of Aladdin Gaming, LLC and Aladdin Gaming Holdings, LLC, the developer and operator of the Aladdin Resort & Casino on the Las Vegas Strip until 2001. He currently serves as owner and managing member of Evening Star Holdings, LLC, a strategic consulting and travel-services company.
In connection with his appointment, Mr. Sanfilippo was awarded options to purchase 650,000 shares of Pinnacle’s common stock as an inducement for employment. The awards were granted outside of Pinnacle’s 2005 Equity Incentive and Performance Plan, as amended, pursuant to the exemption provided by New York Stock Exchange Rule 303A.08. The options vest over five years and have a ten-year term. The exercise price of the options is $8.64 per share.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle is also developing a second casino in Lake Charles, Louisiana, to be called Sugarcane Bay at L’Auberge du Lac, and a casino in Baton Rouge, Louisiana.

Exhibit 99.1
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
River City, Lumière Place, L’Auberge du Lac and Sugarcane Bay are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

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